EXHIBIT 10(T-2)

               AMENDMENTS TO 2003 MANAGEMENT STOCK INCENTIVE PLAN

                                 NEW SECTION 9A

   9A Vesting. Notwithstanding anything to the contrary herein (other than the provisions of Section 10 hereof), no Award of Shares shall vest in full prior to three years from the date of the grant thereof if a condition to such vesting is based, in whole or in part, upon the passage of time, and if the vesting of an Award of Shares is based, in whole or in part, upon performance of the Company's Shares or any aspect of the Company's operations, such performance shall be measured over a period of no less than one year from the grant of such Award.

                             SECTION 14, AS AMENDED

   14. Amendments or Termination. The Board may amend, alter or discontinue the Plan, but no amendment, alteration or discontinuation shall be made, (a) without the approval of the stockholders of the Company, if such action would (except as is provided in Section 10 of the Plan), (i) increase the total number of Shares reserved for the purposes of the Plan or increase the maximum number of Shares of Restricted Stock or Other Stock-Based Awards that may be awarded hereunder, or the maximum number of Shares for which Awards may be granted to any Participant or (ii) materially modify requirements for participation in the Plan, (b) without the consent of a Participant, if such action would diminish any of the rights of the Participant under any Award theretofore granted to such Participant under the Plan or (c) to Section 5(b), relating to repricing of Options or Stock Appreciation Rights, to Section 6(a), relating to the exercise price of stock options, or to Section 9A, relating to vesting of Awards of Shares; provided, however, that the Committee may amend the Plan in such manner as it deems necessary to permit the granting of Awards meeting the requirements of the Code or other applicable laws.